Netsmart Technologies Contact:
Ron Marge
1-800-421-7503, ext. 2026
rmarge@csmcorp.com

Adia Information Management Corp.
Airfoil Public Relations
Lisa Vallee-Smith
313-887-7203
vallee-smith@airfoilpr.com

Carpe DM, Inc. (for Netsmart)
Stuart Fine
908-490-0075
stuart@carpedminc.com


 NETSMART TECHNOLOGIES ACQUIRES CareNet, THE HEALTHCARE DIVISION OF ADIA
                          INFORMATION MANAGEMENT CORP.

 Acquisition Expands Netsmart's Commitment to the Application Service Provider
                                  (ASP) Market

ISLIP, N.Y. - June 25, 2003 - Netsmart Technologies, Inc. (NASDAQ: NTST), a leading supplier of enterprise-wide software for health and human services providers through its wholly owned subsidiary, Creative Socio-Medics (Creative), today announced that it has acquired substantially all of the assets of CareNet, the healthcare division of Adia Information Management Corporation (Adia) of Ann Arbor, Michigan. Adia CareNet is a fully managed Internet application service, designed specifically for Mental Health and Substance Abuse Managed Care networks.

The acquisition is valued at approximately $2 million, consisting of $1 million in cash, a $500,000 promissory note and 100,000 shares of NTST stock in exchange for substantially all of the assets of CareNet, including the CareNet managed care software product and its existing client base. "This acquisition serves to accelerate Netsmart's plan to offer ASP products to small to mid-range health and human services providers. At the same time, it provides our shareholders with a transaction that adds both recurring revenue and is anticipated to be accretive to our company," said James Conway, CEO of Netsmart.

"We were extremely impressed with Adia's ability to consolidate the entire State of Michigan's Substance Abuse managed care administrative services, and how satisfied and referencable the user base is," said Jerry Koop, CEO of Creative.

The CareNet software is designed to allow the "gatekeepers" of authorizations, medical offices, oversight and accreditation agencies, and law enforcement and prevention agencies to use a common, secure set of applications delivered over the Internet enabling each agency to save time and money and improve services by accessing authorization requests, membership eligibility information, admissions, discharges, screenings, referrals, treatments, state reporting requirements, and electronic billing. Some agencies have been using Adia CareNet as an ASP service since 1998.

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Steven Heintz, President of Adia expressed, "While the CareNet product line has proven to be an extremely successful and profitable recurring revenue line for Adia, taking the model to additional states and competing for larger RFP's requires resources we just don't have." Heintz continued: "Netsmart is a great organization with many years of expertise in healthcare IT. In the Mental Health and Human Services sector, they are an undisputed leader. We believe that this is especially a great opportunity for our healthcare clients, as the adoption of CareNet by Creative/Netsmart is expected to yield integration opportunities to industry standard products."

Adia account managers and developers related to CareNet will be employed by Netsmart at a new Ann Arbor, Michigan office. Jennifer Lindbert, Adia's vice-president, will join Netsmart as the CareNet product director. Heintz will remain at Adia to head additional non-healthcare ASP product lines including the new Managepoint service.

About Netsmart Technologies, Inc.
--------------------------------

Netsmart Technologies, Inc. of Islip, N.Y., through Creative Socio-Medics, is an established, leading supplier of enterprise-wide software solutions for health and human services providers with over 580 clients, including 25 systems with state agencies. Creative's clients include health and human services organizations: public health agencies, mental health and substance abuse clinics, psychiatric hospitals, and managed care organizations. Avatar Practice Management and the Avatar Clinician Work Station, Creative's core products, are full-featured information systems that operate on a variety of operating systems and hardware platforms and offer unlimited scalability.

About Adia Information Management Corp.
--------------------------------------

Headquartered in Ann Arbor, Mich., Adia Information Management Corporation develops and delivers full-service hosted software services to business, public sector and health care clients. Adia operates network operation centers in Ann Arbor, through which hundreds of users perform over $1 million in commerce transactions every day. Delivered as all-inclusive software services for a low monthly fee, Adia provides clients with system maintenance, hosting, backups, technical support, and on-going enhancements. Adia was founded in 1997, and its clients include the Weight Watcher's Group, the Kansas Office of the Attorney General and The Oakland County Division of Health. For more information about Adia Information Management Corporation, please visit www.adiaim.com

Statement on Behalf of Netsmart Technologies, Inc.
-------------------------------------------------

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Netsmart's filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Netsmart's or Creative's website do not constitute a part of this release.

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